EXHIBIT 4.5

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
DESCRIPTION OF COMMON STOCK
The following is a description of the material terms of our common stock. It does not purport to be complete and is subject to and qualified in its entirety by our Restated Certificate of Incorporation, as amended (the “certificate of incorporation”), our Amended & Restated Bylaws, as amended (the “bylaws”), and the Connecticut Business Corporation Act (the “CBCA”). Copies of the certificate of incorporation and the bylaws have been filed with the Securities and Exchange Commission as Exhibits 3.1 (a) through (j) and 3.2, respectively, to our Annual Report on Form 10-K. The terms “Stanley Black & Decker, Inc.,” “we,” “our” and “us” refer to Stanley Black & Decker, Inc., a Connecticut corporation, and do not, unless otherwise specified, include its subsidiaries.
General
Each shareholder of record of our common stock is entitled to one vote for each share held on every matter properly submitted to the shareholders for their vote. Holders of our common stock do not have cumulative voting rights. After satisfaction of the dividend rights of holders of preferred stock, if any, holders of common stock are entitled ratably to any dividend declared by the board of directors out of funds legally available for this purpose.
Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably our net assets available, if any, after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock.
Holders of our common stock have no redemption or conversion rights, no sinking fund provisions and no preemptive right to subscribe for or purchase additional shares of any class of our capital stock.
The outstanding shares of our common stock are fully paid and nonassessable, and any shares of common stock and any shares of common stock issuable upon the exercise of common stock warrants or conversion or exchange of debt securities or preferred stock which are convertible into or exchangeable for our common stock, or in connection with the obligations of a holder of stock purchase contracts to purchase our common stock, when issued in accordance with their terms will be fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.
Anti-Takeover Effects of Provisions of the Certificate of Incorporation, Bylaws and Other Agreements
The rights of our shareholders and related matters are governed by the CBCA, the certificate of incorporation and the bylaws. Provisions of the CBCA, the certificate of incorporation and the bylaws, which are summarized below, may discourage or make more difficult a takeover attempt that shareholders might consider in their best interest. These provisions may also adversely affect prevailing market prices for our common stock.
Board of Directors
The certificate of incorporation provides that the board of directors shall consist of not less than nine nor more than eighteen directors, the exact number to be fixed by the board of directors from time to time. At each annual meeting of the shareholders, each nominee for director shall stand for election to a one-year term expiring at the next annual meeting of shareholders. Despite the expiration of a director’s term, such director shall continue to serve until either the director’s successor shall have been duly elected and qualified or there is a decrease in the number of directors. In no case will a decrease in the number of directors shorten the term of any incumbent director. Any vacancy on the board of directors may be filled by the board of directors, whether such vacancy occurs as a result of an increase in the number of directors or otherwise. The certificate of incorporation also provides that directors may be removed from office, but only for cause by the affirmative vote of at least a majority of the votes entitled to be cast thereon.
Shareholder Action by Written Consent; Special Meetings
Under the certificate of incorporation, any actions required or permitted by the CBCA to be taken by our shareholders may be taken without a meeting, and without prior notice, if consents in writing setting forth such action are signed by the holders of outstanding shares having not less than the minimum number of votes that would be required to authorize or take the action at a meeting; provided that the record date for determining the shareholders entitled to consent to such action in writing must be fixed in accordance with the certificate of incorporation. In addition, shareholders will not be entitled to act by written consent if, in the good faith determination of our board of directors, (1) the request for a record date does not comply with the certificate of incorporation, (2) the action relates to an item of business that is not a proper subject for shareholder action under the CBCA, (3) the request for a record date for such action is not timely submitted to us in accordance with the certificate of incorporation, (4) an identical or substantially similar item of business, other than the election of directors, was (i) presented at a meeting of our shareholders not more than 12 months before the request for a record date for such action was received by us, (ii) presented at a meeting of our shareholders held within 90 days before we received the request for a record date or (iii) included in our notice of meeting as an item of business to brought before an annual or special meeting of our shareholders that has been called but not yet held or that is called to be held within 90 days after we received the request for a record date for such action, provided that, for purposes of this clause (4), the nomination, election or removal of directors shall be deemed to be an identical or substantially similar item of business with respect to all actions involving the nomination, election or removal of directors, changing the size of the board of directors and filling of vacancies and/or newly created directorships resulting from any increase in the authorized number of directors, or (5) the request for a record date for such action was made in a manner that involved a violation of Regulation 14A under the Exchange Act or other applicable law. Otherwise, shareholders will only be able to take action at an annual or special meeting called in accordance with the bylaws.
The bylaws provide that special meetings of shareholders may only be called by:
•a majority of our board of directors;
•the chairman of the board;
•the chief executive officer;
•the secretary; or
•the chairman of the board, the chief executive officer or the secretary upon the written request of the holders of shares having at least twenty-five percent (25%) of the voting power of all shares of our common stock entitled to vote on any issue proposed to be considered at such meeting.
Advance Notice Requirements for Director Nominations and Other Proposals
Our bylaws establish advance notice procedures with regard to shareholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of the board of directors.
Director Nominations. The bylaws contain advance notice procedures with regard to shareholder proposals related to the nomination of candidates for election as directors. These procedures provide that, for a nomination of a candidate for election as a director to be brought properly before an annual meeting of shareholders, notice of such nomination must be received at our executive offices at least 90 days, but no more than 120 days, before the first anniversary of the immediately preceding annual meeting of shareholders; provided, however, that in the event the annual meeting is not within 30 days before or after such anniversary date, notice by the shareholder must be received not earlier than the one hundred twentieth (120th) day prior to the date of such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to the date of such annual meeting or on the tenth (10th) day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first. Our bylaws require that all directors be shareholders of record. To be proper in form, a shareholder’s notice of a nomination must contain certain information and otherwise comply with the requirements set forth in the bylaws.
Other Proposals. The bylaws also contain notice procedures for other shareholder proposals to be brought before an annual meeting. For a shareholder proposal to be brought properly before an annual meeting of shareholders, notice of such proposal must be received at our executive offices at least 90 days, but no more than 120 days, before the first anniversary of the immediately preceding annual meeting of shareholders; provided, however, that in the event the annual meeting is not within 30 days before or after such anniversary date, notice by the shareholder must be received not earlier than the one hundred twentieth (120th) day prior to the date of such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to the date of such annual meeting or on the tenth (10th) day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first. To be proper in form, a shareholder’s notice of the proposal must contain certain information and otherwise comply with the requirements set forth in the bylaws.
If the chairperson of the annual meeting determines that a shareholder proposal or nomination was not properly before such annual meeting in accordance with the procedures set forth in the bylaws, the chairperson will declare that such business may not be transacted or that such nomination is void and shall be disregarded.
Antitakeover Legislation
We are subject to the provisions of Section 33-844 of the CBCA which prohibits a Connecticut corporation from engaging in a “business combination” with an “interested shareholder” for a period of five years after the date of the transaction in which the person became an interested shareholder, unless the business combination or the purchase of stock by which such person becomes an interested shareholder is approved by our board of directors, and by a majority of our non-employee directors, prior to the date on which the person becomes an interested shareholder. A

“business combination” generally includes mergers, asset sales, some types of stock issuances and other transactions with, or resulting in a disproportionate financial benefit to, the interested shareholder. Subject to exceptions, an “interested shareholder” is a person who owns 10% or more of our voting power, or is an affiliate or associate of Stanley Black & Decker, Inc. and owned 10% or more of our voting power within the past five years.
Under our certificate of incorporation, the affirmative vote by the holders of not less than a majority of the outstanding shares of our voting stock is required for the approval or authorization of any business combination involving an interested shareholder. This voting requirement does not apply if:
•    2/3 of our disinterested directors who constitute “Continuing Directors” under our certificate of incorporation expressly approve the proposed business combination; or
•    The following conditions are satisfied:
•    The cash and fair market value of other consideration received on a per share basis by each shareholder is no less than the highest per share price (or the equivalent value) paid by the interested shareholder in acquiring our capital stock;
•        A proxy statement is mailed to all shareholders of the corporation for the purpose of soliciting shareholder approval of the business combination; and
•        After the interested shareholder became an interested shareholder, (a) and prior to the consummation of the business combination, (i) there was no failure to declare and timely pay any full periodic dividends on any outstanding preferred stock; (ii) there was no reduction in the annual rate of dividends paid on the outstanding common stock, except as necessary to reflect any subdivision thereof; and an increase in such annual rate of dividends as necessary to reflect any reclassification, including any reverse stock split, recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of common stock; and (iii) the interested shareholder has not become the beneficial owner of any additional shares of our stock except as part of the transaction which resulted in such interested shareholder becoming an interested shareholder or by virtue of proportionate stock splits or stock dividends; and (b) the interested shareholder has not received the benefit, except proportionately as a shareholder, of any loans, advances, guarantee, pledges or other financial assistance or any tax credits or other tax advantages provided by Stanley Black & Decker, Inc. or any of its subsidiaries, whether in anticipation of or in connection with such business combination or otherwise.
This majority vote is required even if no vote or a lesser percentage is required by any applicable laws. Additionally, the affirmative vote of the holders of not less than a majority of our outstanding shares of capital stock is required to modify this section of our certificate of incorporation.
Notwithstanding the foregoing provision in our certificate of incorporation applicable to business combinations, we are also subject to Section 33-841 and Section 33-842 of the CBCA. These provisions generally require business combinations with an interested shareholder to be approved by the board of directors and then by the affirmative vote of at least:
•    the holders of 80% of the voting power of the outstanding shares of our voting stock; and
•    the holders of 2/3 of the voting power of the outstanding shares of our voting stock, excluding the voting stock held by the interested shareholder;
unless the consideration to be received by the shareholders meets certain price and other requirements set forth in Section 33-842 of the CBCA or unless the board of directors of the corporation has by resolution determined to exempt business combinations with that interested shareholder prior to the time that such shareholder became an interested shareholder.
We are also subject to Section 33-756(g) of the CBCA, generally permitting directors acting with respect to mergers, sales of assets and other specified transactions to consider, in determining what they reasonably believe to be in the best interests of the corporation, specified interests, including those of the corporation’s employees, customers, creditors and suppliers and any community in which any office or other facility of the corporation is located. Section 33-756(g) of the CBCA also allows a director to consider, in the discretion of such director, any other factors the director reasonably considers appropriate in determining what the director reasonably believes to be in the best interest of the corporation.
Limitation of Liability of Directors
The certificate of incorporation contains provisions permitted under the CBCA relating to the personal liability of directors. The provisions limit the personal liability to us or our shareholders of a director for monetary damages for breach of duty as a director to an amount that is not more than the compensation received by that director for serving us during the year of the violation to the extent permitted by applicable law, which permits such limitation provided that such violation must not involve a knowing and culpable violation of law, enable the director or an affiliate to receive an improper personal gain, show a lack of good faith and a conscious disregard for the director’s duty to the corporation, amount to an abdication of the director’s duty to the corporation, or create liability for an unlawful distribution. Our bylaws provide for the indemnification and reimbursement of, and advances of expenses to, any person that is made a party to an action by reason of the fact that he or she:
•is or was our director, officer, employee or agent, or
•served at our request as a director, officer, employee or agent of another corporation.
Our bylaws provide for indemnification of directors and officers to the fullest extent permitted by Connecticut law.
Listing
Our common stock is listed on the New York Stock Exchange under the symbol “SWK.”
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Computershare Investor Services, LLC.